Exhibit 99.1

Dorian LPG Ltd. Announces Third  Quarter Fiscal Year 2017 Financial Results

Stamford, CT –January 30, 2017 – Dorian LPG Ltd. (NYSE: LPG) (the "Company" or "Dorian LPG"), a leading owner and operator of modern very large gas carriers ("VLGCs"), today reported its financial results for the three months ended December 31, 2016.

Highlights for the Third Quarter Fiscal Year 2017

▪	Revenues of $35.7 million and Daily Time Charter Equivalent (“TCE”)(1) rate for our fleet of $17,796 for the three months ended December 31, 2016.

▪

Net income of $5.0 million, or $0.09 earnings per basic and diluted share (“EPS”), and adjusted net loss(1) of $(19.3) million, or $(0.36) adjusted diluted loss per share (“adjusted EPS”)(1),  for the three months ended December 31, 2016.

▪ Adjusted EBITDA(1) of $13.9 million for the three months ended December 31, 2016.

▪	Increased vessel operating days to 1,941 in the three months ended December 31, 2016 from 1,581 in the same period in the prior year, along with increased fleet utilization from 92.8% to 98.4%.

▪	Terminated interest rate swaps related to our RBS loan facility for $8.1 million during the three months ended December 31, 2016.

(1)

TCE, adjusted net income/(loss), adjusted EPS and adjusted EBITDA are non-GAAP measures. Refer to the reconciliation of revenues to TCE, net income/(loss) to adjusted net income/(loss), EPS to adjusted EPS and net income/(loss) to adjusted EBITDA included in this press release.

John Hadjipateras, Chairman, President and Chief Executive Officer, commented, "Our results for the quarter reflect our consistent chartering, good management of our costs, and focus on serving our customers well. Spot rates have moved favorably in the wake of OPEC cuts, but we remain cautious in our market outlook. I am confident in the abilities of our very experienced operational, commercial and financial management teams to ensure the company retains its leadership place amongst its peers and is best positioned to benefit its shareholders.”

Third Quarter Fiscal Year 2017 Results Summary

Our net income amounted to $5.0 million, or $0.09 per share, for the three months ended December 31, 2016, compared to net income of $54.7 million, or $0.97 per share, for the three months ended December 31, 2015.

Our adjusted net loss amounted to $(19.3) million, or $(0.36) per share for the three months ended December 31, 2016, compared to adjusted net income of $47.3 million, or $0.84 per share for the three months ended December 31, 2015.  We have adjusted our net loss for the three months ended December 31, 2016 for unrealized gains on derivative instruments of $24.4 million. Please refer to the reconciliation of net income/(loss) to adjusted net income/(loss), which appears later in this press release.

The decrease of $66.6 million in adjusted net income/(loss) for the three months ended December 31, 2016 compared to the three months ended December 31, 2015 is primarily attributable to reduced revenues of $57.6 million, a $2.9 million increase in depreciation and amortization, a $2.8 million increase in vessel operating expenses, a $2.7 million increase in interest and finance costs,  and a $6.4 million increase in realized loss on derivatives, partially offset by a $3.1 million decrease in voyage expenses and a $2.3 million decrease in general and administrative expenses.

The TCE rate for our fleet was $17,796 for the three months ended December 31, 2016, a 68.4% decrease from the $56,253 TCE rate from the same period in the prior year, reflecting more subdued market conditions. Please see footnote 6 to the table in “—Financial Information” below for other information related to how we calculate TCE. Total fleet utilization (including the utilization of our vessels deployed in the Helios Pool) increased from 92.8% in the quarter ended December 31, 2015 to 98.4% in the quarter ended December 31, 2016.

Vessel operating expenses per day increased to $8,456 in the three months ended December 31, 2016 from $8,180 in the same period in the prior year. This increase largely related to additional repairs and maintenance incurred and spares and stores purchased primarily for two VLGCs that underwent drydocking during the three months ended December 31, 2016.

Revenues

Revenues, which represent net pool revenues—related party, voyage charters, time charters and other revenues earned by our vessels, were $35.7 million for the three months ended December 31, 2016, a decrease of $57.6 million, or 61.7%, from $93.3 million for the three months ended December 31, 2015. The decrease is primarily attributable to lower VLGC rates resulting in a decrease in revenues of $58.2 million for VLGCs that were operating in our fleet during both three-month periods, along with a decrease of $0.7 million in revenues contributed by a pressurized gas carrier operating in our fleet during the three months ended December 31, 2015 that was sold prior to the three months ended December 31, 2016. This decrease was partially offset by $1.3 million of revenues contributed by one of our newbuilding VLGCs that began operations subsequent to December 31, 2015.

Voyage Expenses

Voyage expenses were $1.2 million during the three months ended December 31, 2016, a decrease of $3.1 million, or 72.6%, from $4.3 million for the three months ended December 31, 2015. Voyage expenses are all expenses unique to a particular voyage, including bunker fuel consumption, port expenses, canal fees, charter hire commissions, war risk insurance and security costs. Voyage expenses are typically paid by us under voyage charters and by the charterer under time charters, including our vessels chartered to the Helios Pool. Accordingly, we mainly incur voyage expenses for voyage charters or during repositioning voyages between time charters for which no cargo is available or travelling to or from drydocking. The decrease for the three months ended December 31, 2016, when compared to the three months ended December 31, 2015, was mainly attributable to the fact that only one of our VLGCs operated on voyage charters outside of the Helios Pool during the three months ended December 31, 2016, resulting in decreases in VLGC bunker costs of $2.3 million and other voyage expenses of $0.4 million. In addition, a pressurized gas carrier operating in our fleet during the three months ended December 31, 2015 incurred voyage expenses of $0.4 million for the three months ended December 31, 2015 that did not recur during the three months ended December 31, 2016 as the vessel was sold prior to the period.

Vessel Operating Expenses

Vessel operating expenses were $17.1 million during the three months ended December 31, 2016, or $8,456 per vessel per calendar day, which is calculated by dividing vessel operating expenses by calendar days for the relevant time period for the vessels that were in our fleet. This was an increase of $2.8 million, or 20.0%, from $14.3 million for the three months ended December 31, 2015. The increase in vessel operating expenses was primarily the result of an increase in the number of vessels operating in our fleet during the three months ended December 31, 2016 compared to the three months ended December 31, 2015 along with additional repairs and maintenance incurred and spares and stores purchased primarily for two VLGCs that underwent drydocking during the three months ended December 31, 2016. Vessel operating expenses per vessel per calendar day increased $276 from $8,180 for the three months ended December 31, 2015 to $8,456 for the three months ended December 31, 2016. The increase in vessel operating expenses per vessel per calendar day of $276 was substantially due to increases of $311 per vessel per calendar day relating to additional repairs and maintenance incurred and spares and stores purchased primarily for two VLGCs that underwent drydocking during the three months ended December 31, 2016 and $122 per vessel per calendar day for other vessel operating expenses. These increases were partially offset by a decrease in lubricants of $157 per vessel per calendar day relating primarily to a reduction in lubricant consumption.

Depreciation and Amortization

Depreciation and amortization was $16.4 million for the three months ended December 31, 2016, an increase of $2.9 million, or 21.0%, from $13.5 million for the three months ended December 31, 2015 that mainly relates to depreciation expense for our additional operating vessels.

General and Administrative Expenses

General and administrative expenses were $5.2 million for the three months ended December 31, 2016, a decrease of $2.3 million, or 31.2%, from $7.5 million for the three months ended December 31, 2015. The decrease was mainly due to decreases of $1.4 million for certain non-capitalizable costs incurred prior to vessel delivery, $0.1 million for stock-based compensation and $0.8 million for other general and administrative expenses.

Other Income—Related Parties

Other income—related parties amounted to $0.7 million for the three months ended December 31, 2016, an increase of $0.3 million, or 74.9%, from $0.4 million for the three months ended December 31, 2015. The increase was primarily attributable to an increase of $0.2 million of fees for commercial management services provided by Dorian LPG (UK) Ltd. to the Helios Pool as well an increase of $0.1 million for certain chartering and marine operation services provided by Dorian LPG (USA) LLC and its subsidiaries to a related party.

Interest and Finance Costs

Interest and finance costs amounted to $7.3 million for the three months ended December 31, 2016, an increase of $2.7 million, or 58.2%, from $4.6 million for the three months ended December 31, 2015. The increase of $2.7 million during this period was mainly due to a $1.6 million increase in interest incurred on our long-term debt, amortization and other financing expenses, including capitalized interest, from $5.7 million for the three months ended December 31, 2015 to $7.3 million for the three-month period ended December 31, 2016. This increase was largely due to an increase in average indebtedness, excluding deferred financing fees, from $711.8 million for the three months ended December 31, 2015 to $802.0 million for the three months ended December 31, 2016. Additionally, we had no capitalized interest during the three months ended December 31, 2016 compared to $1.1 million during the three months ended December 31, 2015. The outstanding balance of our long term debt, net of deferred financing fees of $21.0 million, as of December 31, 2016, was $766.7 million.

Unrealized Gain on Derivatives

Unrealized gain on derivatives amounted to a gain of approximately $24.4 million for the three months ended December 31, 2016, compared to a gain of $7.4 million for the three months ended December 31, 2015. The $17.0 million change is primarily attributable to changes in the fair value of our interest rate swaps due to changes in forward LIBOR yield curves along with an $8.1 million unrealized gain related to the termination of our RBS interest rate swaps.

Realized Loss on Derivatives

Realized loss on derivatives amounted to a loss of approximately $8.4 million for the three months ended December 31, 2016, an increase of $6.4 million, or 317.9%, from a loss of $2.0 million for the three months ended December 31, 2015. The increase is primarily attributable to the termination of the interest rate swaps related to the RBS Loan Facility during the three months ended December 31, 2016.

Share Repurchase Program

In August 2015, our Board of Directors authorized a stock repurchase program of up to $100.0 million of our common stock on or before December 31, 2016.  As of December 31, 2016, we repurchased a total of 3,342,035 shares of our common stock for approximately $33.7 million under this program. During the three months ended December 31, 2016, we repurchased 15,870 shares of our common stock for approximately $0.1 million.

Fleet

The following table sets forth certain information regarding our fleet as of January 26, 2017. We classify vessel employment as either Time Charter, Pool or Pool-TCO.

	Capacity		Sister		ECO		Charter
	(Cbm)	Shipyard	Ships	Year Built	Vessel(1)	Employment	Expiration(2)
VLGCs
Captain Markos NL	82,000	Hyundai	A	2006	—	Time Charter(3)	Q4 2019
Captain John NP	82,000	Hyundai	A	2007	—	Pool(4)	—
Captain Nicholas ML	82,000	Hyundai	A	2008	—	Pool(4)	—
Comet	84,000	Hyundai	B	2014	X	Time Charter(5)	Q3 2019
Corsair	84,000	Hyundai	B	2014	X	Time Charter(6)	Q3 2018
Corvette	84,000	Hyundai	B	2015	X	Pool(4)	—
Cougar	84,000	Hyundai	B	2015	X	Pool(4)	—
Concorde	84,000	Hyundai	B	2015	X	Pool(4)	—
Cobra	84,000	Hyundai	B	2015	X	Pool(4)	—
Continental	84,000	Hyundai	B	2015	X	Pool(4)	—
Constitution	84,000	Hyundai	B	2015	X	Pool(4)	—
Commodore	84,000	Hyundai	B	2015	X	Pool(4)	—
Cresques	84,000	Daewoo	C	2015	X	Pool(4)	—
Constellation	84,000	Hyundai	B	2015	X	Pool(4)	—
Cheyenne	84,000	Hyundai	B	2015	X	Pool(4)	—
Clermont	84,000	Hyundai	B	2015	X	Pool(4)	—
Cratis	84,000	Daewoo	C	2015	X	Pool(4)	—
Chaparral	84,000	Hyundai	B	2015	X	Pool(4)	—
Copernicus	84,000	Daewoo	C	2015	X	Pool(4)	—
Commander	84,000	Hyundai	B	2015	X	Time Charter(8)	Q4 2020
Challenger	84,000	Hyundai	B	2015	X	Pool-TCO(7)	Q2 2017
Caravelle	84,000	Hyundai	B	2016	X	Pool(4)	—
Total	1,842,000

(1)	Represents vessels with very low revolutions per minute, long‑stroke, electronically controlled engines, larger propellers, advanced hull design, and low friction paint.
(2)	Represents calendar year quarters.
(3)	Currently on time charter with an oil major that began in December 2014.
(4)

“Pool” indicates that the vessel is operated in the Helios Pool on voyage charters with third parties and receives as charter hire a portion of the net revenues of the pool calculated according to a formula based on the vessel’s pro rata performance in the pool.

(5)	Currently on a time charter with an oil major that began in July 2014.
(6)	Currently on time charter with an oil major that began in July 2015.
(7)

“Pool-TCO” indicates that the vessel is operated in the Helios Pool on a time charter out to a third party and receives as charter hire a portion of the net revenues of the pool calculated according to a formula based on the vessel’s pro rata performance in the pool.

(8)	Currently on a time charter with a major oil company that began in November 2015.

Market Outlook Update

For the year ended December 31, 2016, global seaborne LPG volumes amounted to nearly 90 million metric tonnes compared to about 85 million metric tonnes for 2015, a 5% increase. LPG export volumes from the US and the Middle East increased significantly in 2016, reaching levels of 25.4 million and 38.7 million metric tonnes and registering 23% and a 9% increases, respectively, over 2015. Far East LPG imports in 2016 were 19% higher than in 2015 and China in particular accounted for two-thirds of this increase. The West-East arbitrage became profitable, notwithstanding higher LPG pricing at Mt Belvieu, in particular for cargoes transiting the new Panama Canal that took advantage of the shorter steaming time and the backwardation of the Far East Index market.  The rig count in the U.S. has continued strengthening, to 659 currently, which when coupled with the strong draws on propane inventories in the U.S., down to 72 million bbls from 100 million bbls in late October, we believe signals gas market supply shortages and renewed activity in energy exploration and production. VLGC fleet utilization steadily increased over the quarter to well over 90%, notwithstanding the significant number of newbuilding VLGCs added to the fleet. The order book stands at about 15% of the VLGC fleet while the percentage of the global VLGC fleet over 20 years of age stands at 15% of the fleet.  In view of stronger prices in the demolition markets, we believe the possibility increases that older VLGCs may become attractive candidates for demolition and removed from the fleet in the coming months. The above summary is based on data derived from industry sources, and there can be no assurances that such trends will continue or that anticipated future freight rates, export capacity, export volumes, or scrapping rates will materialize.

Seasonality

Liquefied gases are primarily used for industrial and domestic heating, as a chemical and refinery feedstock, as a transportation fuel and in agriculture. The LPG shipping market is typically stronger in the spring and summer months in anticipation of increased consumption of propane and butane for heating during the winter months. In addition, unpredictable weather patterns in these months tend to disrupt vessel scheduling and the supply of certain commodities. Demand for our vessels therefore may be stronger in our quarters ending June 30 and September 30 and relatively weaker during our quarters ending December 31 and March 31, although 12-month time charter rates tend to smooth these short-term fluctuations. To the extent any of our time charters or the charters of the vessels in the Helios Pool expire during the relatively weaker fiscal quarters ending December 31 and March 31, it may not be possible to re-charter the vessels at similar rates. As a result, we and the Helios Pool may have to accept lower rates or experience off-hire time for the vessels, which may adversely impact our business, financial condition and operating results.

Financial Information

The following table presents our selected financial data and other information for the periods presented:

	Three months ended		Nine months ended
(in U.S. dollars, except fleet data)	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Statement of Operations Data
Revenues	$35,734,988	$93,283,708	$119,861,997	$203,872,600
Expenses
Voyage expenses	1,193,265	4,347,222	2,415,287	11,411,841
Vessel operating expenses	17,114,358	14,265,183	49,549,255	30,479,158
Depreciation and amortization	16,385,921	13,536,900	48,944,183	26,697,882
General and administrative expenses	5,166,239	7,506,740	15,981,464	20,002,555
Loss on disposal of assets	—	—	—	105,549
Total expenses	39,859,783	39,656,045	116,890,189	88,696,985
Other income—related parties	670,836	383,642	1,776,659	1,150,927
Operating income/(loss)	(3,453,959)	54,011,305	4,748,467	116,326,542
Other income/(expenses)
Interest and finance costs	(7,332,260)	(4,633,454)	(21,530,588)	(5,700,583)
Interest income	27,711	22,382	81,206	137,226
Unrealized gain on derivatives	24,381,306	7,389,868	26,539,650	3,665,324
Realized loss on derivatives	(8,390,014)	(2,007,426)	(12,980,717)	(4,482,250)
Foreign currency loss, net	(193,160)	(121,352)	(255,103)	(418,789)
Total other income/(expenses), net	8,493,583	650,018	(8,145,552)	(6,799,072)
Net income/(loss)	$5,039,624	$54,661,323	$(3,397,085)	$109,527,470
Earnings/(loss) per common share—basic	0.09	0.97	(0.06)	1.92
Earnings/(loss) per common share—diluted	$0.09	$0.97	$(0.06)	$1.92
Other Financial Data
Adjusted EBITDA(1)	$13,927,649	$68,738,066	$56,757,693	$145,793,680
Fleet Data
Calendar days(2)	2,024	1,744	6,050	3,498
Available days(3)	1,972	1,703	5,996	3,417
Operating days(4)(7)	1,941	1,581	5,558	3,205
Fleet utilization(5)(7)	98.4%	92.8%	92.7%	93.8%
Average Daily Results
Time charter equivalent rate(6)(7)	$17,796	$56,253	$21,131	$60,050
Daily vessel operating expenses(8)	$8,456	$8,180	$8,190	$8,713

(1)

Adjusted EBITDA is non-U.S. GAAP financial measure and represents net income/(loss) before interest and finance costs, unrealized (gain)/loss on derivatives, realized loss on derivatives, stock-based compensation expense, impairment, and depreciation and amortization and is used as a supplemental financial measure by management to assess our financial and operating performance. We believe that adjusted EBITDA assists our management and investors by increasing the comparability of our performance from period to period. This increased comparability is achieved by excluding the potentially disparate effects between periods of derivatives, interest and finance costs, stock-based compensation expense, impairment, depreciation and amortization and loss on disposal of assets expense, which items are affected by various and possibly changing financing methods, capital structure and historical cost basis and which items may significantly affect net income/(loss) between periods. We believe that including adjusted EBITDA as a financial and operating measure benefits investors in selecting between investing in us and other investment alternatives.

Adjusted EBITDA has certain limitations in use and should not be considered an alternative to net income/(loss), operating income, cash flow from operating activities or any other measure of financial performance presented in accordance with U.S. GAAP. Adjusted EBITDA excludes some, but not all, items that affect net income/(loss). Adjusted EBITDA as presented below may not be computed consistently with similarly titled measures of other companies and, therefore, might not be comparable with other companies.

The following table sets forth a reconciliation of net income/(loss) to Adjusted EBITDA (unaudited) for the periods presented:

	Three months ended		Nine months ended
(in U.S. dollars)	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Net income/(loss)	$5,039,624	$54,661,323	$(3,397,085)	$109,527,470
Interest and finance costs	7,332,260	4,633,454	21,530,588	5,700,583
Unrealized gain on derivatives	(24,381,306)	(7,389,868)	(26,539,650)	(3,665,324)
Realized loss on derivatives	8,390,014	2,007,426	12,980,717	4,482,250
Stock-based compensation expense	1,161,136	1,288,831	3,238,940	3,050,819
Depreciation and amortization	16,385,921	13,536,900	48,944,183	26,697,882
Adjusted EBITDA	$13,927,649	$68,738,066	$56,757,693	$145,793,680

(2)

We define calendar days as the total number of days in a period during which each vessel in our fleet was owned. Calendar days are an indicator of the size of the fleet over a period and affect both the amount of revenues and the amount of expenses that are recorded during that period.

(3)

We define available days as calendar days less aggregate off‑hire days associated with scheduled maintenance, which include major repairs, drydockings, vessel upgrades or special or intermediate surveys. We use available days to measure the aggregate number of days in a period that our vessels should be capable of generating revenues.

(4)

We define operating days as available days less the aggregate number of days that our vessels are off‑hire for any reason other than scheduled maintenance. We use operating days to measure the number of days in a period that our operating vessels are on hire (refer to 7 below).

(5)

We calculate fleet utilization by dividing the number of operating days during a period by the number of available days during that period. An increase in non‑scheduled off‑hire days would reduce our operating days, and, therefore, our fleet utilization. We use fleet utilization to measure our ability to efficiently find suitable employment for our vessels.

(6)

TCE rate is a non-GAAP measure of the average daily revenue performance of a vessel. TCE rate is a shipping industry performance measure used primarily to compare period‑to‑period changes in a shipping company’s performance despite changes in the mix of charter types (such as time charters, voyage charters) under which the vessels may be employed between the periods. Our method of calculating TCE rate is to divide revenue net of voyage expenses by operating days for the relevant time period, which may not be calculated the same by other companies.

The following table sets forth a reconciliation of revenues to TCE rate (unaudited) for the periods presented:

	Three months ended		Nine months ended
(in U.S. dollars, except operating days)	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Numerator:
Revenues	$35,734,988	$93,283,708	$119,861,997	$203,872,600
Voyage expenses	(1,193,265)	(4,347,222)	(2,415,287)	(11,411,841)
Time charter equivalent	$34,541,723	$88,936,486	$117,446,710	$192,460,759
Denominator:
Operating days	1,941	1,581	5,558	3,205
TCE rate:
Time charter equivalent rate	$17,796	$56,253	$21,131	$60,050

(7)

We determine operating days for each vessel based on the underlying vessel employment, including our vessels in the Helios Pool, which resulted in  1,941 and 1,581 operating days, fleet utilization of 98.4% and 92.8%, and a TCE rate of $17,796 and

$56,253 for the three months ended December 31, 2016 and 2015, respectively, and 5,558 and 3,205 operating days, fleet utilization of 92.7% and 93.8%, and a TCE rate of $21,131 and $60,050, for the nine months ended December 31, 2016 and 2015, respectively. If we were to calculate operating days for each vessel within the Helios Pool as a variable rate time charter for the three months ended December 31, 2016 and 2015, our operating days would be increased to 1,971 and 1,652, respectively, fleet utilization would be increased to 99.9% and 97.0%, respectively, and TCE rate would be reduced to $17,525 and $53,836, respectively. If we were to calculate operating days for each vessel within the Helios Pool as a variable rate time charter for the nine months ended December 31, 2016 and 2015, our operating days would be increased to 5,995 and 3,336, respectively, fleet utilization would be increased to 100.0% and 97.6%, respectively, and TCE rate would be reduced to $19,591 and $57,692, respectively. We believe that our methodology using the underlying vessel employment provides more meaningful insight into market conditions and the performance of our vessels.

(8)	Daily vessel operating expenses are calculated by dividing vessel operating expenses by calendar days for the relevant time period.

In addition to the results of operations presented in accordance with GAAP, we provide adjusted net income/(loss) and adjusted EPS. We believe that adjusted net income/(loss) and adjusted EPS are useful to investors in understanding our underlying performance and business trends.  Adjusted net income/(loss) and adjusted EPS are not a measurement of financial performance or liquidity under GAAP; therefore, these non-GAAP financial measures should not be considered as an alternative or substitute for GAAP. The following table reconciles net income/(loss) and EPS to adjusted net income/(loss) and adjusted EPS, respectively, for the periods presented:

	Three months ended		Nine months ended
(in U.S. dollars, except share data)	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Net income/(loss)	$5,039,624	$54,661,323	$(3,397,085)	$109,527,470
Unrealized gain on derivatives	(24,381,306)	(7,389,868)	(26,539,650)	(3,665,324)
Adjusted net income/(loss)	$(19,341,682)	$47,271,455	$(29,936,735)	$105,862,146

Earnings/(loss) per common share—diluted	$0.09	$0.97	$(0.06)	$1.92
Unrealized gain on derivatives	(0.45)	(0.13)	(0.49)	(0.06)
Adjusted earnings/(loss) per common share—diluted	$(0.36)	$0.84	$(0.55)	$1.86

Conference Call

A conference call to discuss the results will be held today, January 30, 2017 at 8:00 a.m. ET. The conference call can be accessed live by dialing 1-877-407-9039, or for international callers, 1-201-689-8470, and request to be joined into the Dorian LPG call. A replay will be available at 11:00 a.m. ET the same day and can be accessed by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The pass code for the replay is 13653627. The replay will be available until February 6, 2017, at 11:59 p.m. ET.

A live webcast of the conference call will also be available under the investor relations section at www.dorianlpg.com.

About Dorian LPG Ltd.

Dorian LPG is a liquefied petroleum gas shipping company and a leading owner and operator of modern VLGCs. Dorian LPG currently owns and operates twenty-two modern VLGCs. Dorian LPG has offices in Stamford, Connecticut, USA, London, United Kingdom and Athens, Greece.

Forward-Looking Statements

This press release contains "forward-looking statements." Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," "projects," "forecasts," "may," "should" and similar expressions are forward-looking statements. These statements are not historical facts but instead represent only the Company's belief regarding future results, many of which, by their nature are inherently uncertain and outside of the Company's control. Actual results may differ, possibly materially, from those anticipated in these forward-looking statements. For a discussion of some of the risks and important factors that could affect future results, see the discussion in the Company's most recent Annual Report on Form 10-K and

Quarterly Reports on Form 10-Q, under the heading "Risk Factors." The Company does not assume any obligation to update the information contained in this press release.

Contact Information

Ted Young; Chief Financial Officer: Tel.: +1 (203) 674-9900 or IR@dorianlpg.com